Pricing Supplement Dated: January 06, 2014	Rule 424(b)(3)
(To Prospectus Supplement Dated April 21, 2011 to Prospectus Dated April 21, 2011 as supplemented by Supplement No. 2 dated January 3, 2014)	File No. 333-173672

Pricing Supplement No. 1

U.S. $1,500,000,000

JOHN DEERE CAPITAL CORPORATION

JDCC InterNotes®

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Fixed		Price to	Fixed Interest
Rate Note CUSIP	Price to	Purchasing	Rate per	Interest Payment	Interest Payment	Survivor’s	Stated
Number	Public (%)	Agent (%)	Annum (%)	Frequency	Dates	Option	Maturity Date
24424CBS9	100.000	98.900	2.500	SEMI-ANNUAL	July and January 15 of each year, beginning July 15, 2014	Yes	January 15, 2020

Redemption Information: Non-Callable

Investing in these notes involves risks (see “Risk Factors” in our Annual Report on Form 10-K filed with the SEC).

John Deere Capital Corporation	Trade Date: Monday, January 13, 2014	John Deere Capital Corporation
	Settlement Date: Thursday, January 16, 2014	JDCC InterNotes®
Other Terms: None
Purchasing Agent: Incapital LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov or by visiting www.incapital.com. Alternatively, the issuer or Incapital LLC will arrange to send you the prospectus if you request it by emailing info@incapital.com.

Incapital LLC will serve as Purchasing Agent for the JDCC InterNotes® program established pursuant to the prospectus supplement dated April 21, 2011 to prospectus dated April 21, 2011 as supplemented by Supplement No. 2 dated January 3, 2014.

InterNotes® is a registered service mark of

Incapital Holdings LLC